EXHIBIT 4.18

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) dated June 10, 2008 is between 1201 Northland Drive LLC, a Minnesota limited liability company (“Landlord”), and WuXi AppTec, Inc., a Delaware corporation (“Tenant”).

Recitals:

A. Landlord and Tenant are the parties to the Lease Agreement dated August 31, 2007 (the “Original Lease”) that covers approximately 62,633 rentable square feet of floor area in the buildings at 1201 Northland Drive and 2540 Executive Drive, Mendota Heights, Minnesota 55120 (the “Original Premises”). At the time the Original Lease was signed Tenant was known as AppTec Laboratory Services, Inc. Each capitalized term in this Amendment that this Amendment does not define has the meaning the Original Lease gives it.

B. Landlord and Tenant desire to expand the Premises under the Original Lease to include the remaining 20,221 rentable square feet of floor area in the 1201 Northland Drive building (the “Expansion Premises”), with the effect that the expanded Premises shall encompass all of the rentable area in both Buildings, provided that: (i) for the period from the date of this Amendment through February 28, 2009, Tenant shall continue to pay Net Rent and Tenant’s Share of Operating Expenses and Taxes with respect to the Original Premises only; (ii) for the period from March 1, 2009 (the “Expansion Date”) through June 30, 2010 Tenant shall pay Net Rent with respect to the Original Premises plus 5,000 rentable square feet of the Expansion Premises (i.e. 67,633 rentable square feet), but Tenant shall pay Tenant’s Share of Operating Expenses and Taxes with respect to the entire Premises (i.e., 82,854 rentable square feet); and (iii) from July 1, 2010 throughout the remainder of the Term, Tenant shall pay Net Rent and Tenant’s Share of Operating Expenses and Taxes with respect to the entire Premises, all in accordance with the terms of this Amendment.

C. In addition, Landlord and Tenant desire to extend the Initial Term by one year in accordance with the terms of this Amendment.

D. Finally, Landlord agrees to pay Tenant a tenant improvement allowance of $603,315 on the Expansion Date in accordance with the terms of this Amendment.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. Interpretation. The Original Lease remains in full force and effect as amended by this Amendment. To the extent this Amendment conflicts with the Original Lease, this Amendment controls. The Original Lease, as amended by this Amendment, is the “Lease”.

2. Expansion of Premises. Landlord hereby tenders possession of the Expansion Premises to Tenant, and Tenant hereby accepts the Expansion Premises, in their “as-is” condition with all faults, on the date of this Amendment. Effective on the date of this Amendment and throughout the remainder of the Term, the Expansion Premises shall be part of the Premises under the Lease, and each reference in the Original Lease to the “Premises” shall refer, collectively, to the Original Premises and the Expansion Premises.

1	First Amendment to Lease AppTec Laboratory Services, Inc.

3. Extension of Initial Term. The Initial Term is hereby extended by one year by extending the scheduled expiration of the Initial Term from March 31, 2018 to March 31, 2019. Accordingly, the commencement and expiration dates of the Extension Term under Section 3.2 of the Original Lease are hereby deferred by one year to April 1, 2019 and March 31, 2026, respectively. If Tenant desires to exercise the Extension Option under Section 3.2 of the Original Lease, its Notice to Extend will be due by not later than April 1, 2018.

4. Net Rent. Effective on the date of this Amendment, the table of Net Rent in the Basic Lease Information on pages ii and iii of the Original Lease is hereby deleted with respect to all periods after June 1, 2008 and replaced with the following:

Period	Annual Net Rent	Monthly installments of Net Rent	Annual Net Rent per rentable square foot	Rentable square feet for Net Rent purposes
June 1, 2008 through November 30, 2008	$908,172	$75,682	$14.50	62,633
December 1, 2008 through February 28, 2009	$926,340	$77,195	$14.79	62,633
March 1, 2009 through November 30, 2009	$1,000,296	$83,358	$14.79	67,633
December 1, 2009 through June 30, 2010	$1,020,312	$85,026	$15.086	67,633
July 1, 2010 through November 30, 2010	$1,249,932	$104,161	$15.086	82,854
December 1, 2010 through November 30, 2011	$1,274,952	$106,246	$15.388	82,854
December 1, 2011 through November 30, 2012	$1,300,392	$108,366	$15.695	82,854
December 1, 2012 through November 30, 2013	$1,326,408	$110,534	$16.009	82,854
December 1, 2013 through November 30, 2014	$1,352,928	$112,744	$16.329	82,854
December 1, 2014 through November 30, 2015	$1,380,012	$115,001	$16.656	82,854
December 1, 2015 through November 30, 2016	$1,407,612	$117,301	$16.989	82,854
December 1, 2016 through November 30, 2017	$1,435,776	$119,648	$17.329	82,854
December 1, 2017 through March 31, 2018	$1,464,444	$122,037	$17.675	82,854
April 1, 2018 through March 31, 2019	$1,493,772	$124,481	$18.029	82,854

2	First Amendment to Lease AppTec Laboratory Services, Inc.

5. Tenant’s Share of Operating Expenses and Taxes. For the period from the date of this Amendment through February 28, 2009, Tenant’s Share of shall remain 75.559%. On the Expansion Date and throughout the remainder of the Term, Tenant’s Share shall be 100%.

6. Expansion Allowance. Landlord shall, on the Expansion Date, provided that no uncured Event of Default then exists, pay Tenant an allowance of $603,315 for tenant improvements to the Buildings (the “Expansion Allowance”). The Expansion Allowance is in addition to the Allowance described in the Basic Lease Provisions on pages iv and v of the Original Lease, which Tenant acknowledges has been paid in full.

7. No Landlord’s Work. Tenant agrees that Landlord timely, fully, and satisfactorily completed the Landlord’s Work the Original Lease required. Landlord has no obligation to erect any demising walls or perform any other work in connection with expanding the Premises to include the Expansion Premises.

8. Parking Spaces. The “Tenant’s Number of Parking Spaces” paragraph of the Basic Lease Information (on page vi of the Original Lease) and Section 21 of the Original Lease are both hereby deleted in their entireties. Subject to compliance with all applicable Laws, Tenant may from time to time, at its sole cost, designate any parking stalls as exclusive or visitor parking stalls. Landlord has no obligation to increase or otherwise alter the size, number, or configuration of the parking spaces and drive aisles that exist on the Land on the date of this Amendment.

Signature Page Follows

3	First Amendment to Lease AppTec Laboratory Services, Inc.

Tenant and Landlord hereby execute and deliver this First Amendment to Lease as of the date in the preamble.

WuXi AppTec, Inc.

By:	/S/ WILLIAM D. SMITH
Name:	William D. Smith
Its:	VP Futures and Administration

1201 Northland Drive LLC

By:	/S/ JOHN SCHEH
Name:	John Scheh
Its:	Manager

4	First Amendment to Lease AppTec Laboratory Services, Inc.